UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2024

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $.01 par value	TDS	New York Stock Exchange
Depositary Shares each representing a 1/1000th interest in a share of 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, $.01 par value	TDSPrU	New York Stock Exchange
Depositary Shares each representing a 1/1000th interest in a share of 6.000% Series VV Cumulative Redeemable Perpetual Preferred Stock, $.01 par value	TDSPrV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement

On May 24, 2024, Telephone and Data Systems, Inc. (“TDS”), United States Cellular Corporation (“Seller”), T-Mobile US, Inc. (“Buyer”) and USCC Wireless Holdings, LLC (“Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, Seller has agreed to sell its wireless operations and select spectrum assets to Buyer for $4,400,000,000, payable in cash and the assumption of certain debt, subject to certain potential adjustments as further described in this Current Report on Form 8-K and in the Purchase Agreement.

Additional information regarding the Purchase Agreement, as well as a Master License Agreement between the Seller and the Buyer, is provided below.

Purchase Agreement

Buyer has agreed to purchase Seller’s wireless operations (the “Business”) and select spectrum assets for $4,400,000,000 (the “Purchase Price”), payable in cash and the assumption of certain debt, subject to certain potential adjustments as further discussed below.

$400,000,000 of the Purchase Price has been allocated to certain spectrum licenses (the “Designated Entity Spectrum Licenses”) held by entities (the “Designated Entities”) in which the Seller is a limited partner. The Purchase Agreement includes specific conditions pertaining to the transfer of the Designated Entity Spectrum Licenses. The closing with respect to the sale of the Designated Entity Spectrum Licenses (the “Subsequent Closing”), if such closing does not occur at the same time as the closing of the sale of the remainder of the assets subject to the Purchase Agreement (the “Closing”), may occur up to two years following the Closing, unless the parties agree to extend that date. During such period, if any, between the Closing and the Subsequent Closing, the $400,000,000 of the Purchase Price pertaining to the Designated Entity Spectrum Licenses will be held in escrow. If the Subsequent Closing does not occur within the agreed upon two-year period following Closing, and that period is not extended, the escrowed funds will be delivered to Buyer.

The Purchase Price is also subject to various potential adjustments, as set forth in the Purchase Agreement, for matters including (i) $100,000,000 of the Purchase Price that is contingent on the satisfaction of certain financial and operational metrics between signing and the Closing, (ii) the amount of cash and cash equivalents of the Business at Closing, (iii) the Indebtedness (as defined in the Purchase Agreement) of the Business at Closing, (iv) the net working capital of the Business at Closing as compared to the working capital target included in the Purchase Agreement, (v) any unpaid transaction expenses of the Business at Closing, (vi) the amount by which the capital expenditures of the Business are less than 14% of the service revenues of the Business in the period between January 1, 2024 and Closing and (vii) certain tax-related adjustments.

The Purchase Agreement provides that the Buyer will conduct an exchange offer pursuant to which holders of certain Seller debt will be offered the opportunity to exchange their Seller debt for Buyer debt. The Purchase Price will be further reduced by the amount of any debt so exchanged. The aggregate amount of Seller debt that will be subject to such exchange offer has a principal amount of $2,044,000,000.

The Purchase Agreement provides for specified termination rights. Among other customary termination rights, any of the parties to the Purchase Agreement may terminate the agreement if the Closing does not occur within 18 months of the signing date, subject to two automatic six-month extensions if the conditions relating to required regulatory approvals remain outstanding at such time. The Purchase Agreement provides that Buyer will be required to pay to Seller a $60,000,000 termination fee if the Purchase Agreement is terminated under certain circumstances related to the failure to obtain certain required regulatory approvals.

TDS, Seller and Buyer have each made various representations and warranties and have agreed to specified covenants. Seller has agreed, among other things, to use reasonable best efforts to conduct the Business in all material respects in the ordinary course of business during the period between the signing of the Purchase Agreement and the Closing, subject to additional terms included in the Purchase Agreement. Each of TDS, Seller and Buyer have agreed to use reasonable best efforts to, as promptly as possible, obtain required regulatory approvals and consummate the Closing and to cause the conditions to Closing to be satisfied, in each case subject to specific limitations set forth in the Purchase Agreement.

The Closing is subject to customary closing conditions, including, among others: (i) the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of approval from the Federal Communications Commission (the “FCC”), (iii) clearance by the Committee on Foreign Investment in the U.S. and (iv) completion of the separation of the Business from Seller’s retained businesses in all material respects. Following the execution of the Purchase Agreement, TDS, in its capacity as the majority stockholder of Seller, delivered a written consent approving the transactions contemplated by the Purchase Agreement. No additional stockholder approval of Seller or TDS is required. Buyer’s obligations under the Purchase Agreement are not conditioned on receipt of financing.

The Purchase Agreement also provides for Seller and Buyer to indemnify one another in certain circumstances, subject to the terms and conditions set forth in the Purchase Agreement, including (i) indemnification of Seller by Buyer for liabilities assumed by Buyer with the Business, (ii) indemnification of Buyer by Seller for liabilities retained by Seller and (iii) certain limited indemnification of Buyer by Seller for representations and warranties of Seller and TDS.

Following the Closing, TDS has agreed to provide to Buyer in support of the Business, and Buyer has agreed to provide to Seller in support of Seller’s retained businesses, certain transition services for an initial term of 12 months after Closing, subject to two six month extensions at the request of the service recipient. In addition, Seller has agreed to provide to Buyer in support of the Business certain transitional services on the terms set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Current Report on Form 8-K by reference. The Purchase Agreement has been included as an Exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms and not to provide investors with any other factual information about TDS, Seller, Buyer or the Business. The Purchase Agreement contains representations and warranties that have been made by Seller, TDS and Buyer solely for the purposes of the Purchase Agreement. The representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement and allocating risk among the parties. Such representations and warranties were made only as of the dates specified in the Purchase Agreement and information may change after the date of the Purchase Agreement. Therefore, the representations and warranties should not be relied upon as statements of factual information.

Master License Agreement

At Closing, a subsidiary of Seller and a subsidiary of Buyer will enter into a Master License Agreement (the “MLA”), pursuant to which, among other things, Buyer will (a) license from Seller, for a minimum of 15 years, space on a minimum of approximately 2,000 existing or to-be-constructed towers owned by Seller and its affiliates and (b) extend the license term for the approximately 600 towers owned by Seller and its affiliates on which Buyer or its affiliates is already a tenant for a new 15 year term commencing as of the Closing. In addition, the MLA provides for an interim license on an additional approximately 1,800 towers owned by Seller and its affiliates in order to ensure a smooth transition.

The MLA provides for specified license fees for the various categories of towers. Other than for interim sites, the license fees are subject to an annual escalator applicable after the first year.

The foregoing description of the Master License Agreement is not complete and is qualified in its entirety by the terms and conditions of the Master License Agreement, a redacted form of which is included as Exhibit H to the Purchase Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Current Report on Form 8-K by reference.

Item 8.01. Other Events

The Purchase Agreement also contemplates, among other things, a Short-Term Spectrum Manager Lease Agreement and a Put/Call Agreement. Information regarding these agreements is provided below.

Short-Term Spectrum Manager Lease Agreement

Buyer and Seller will enter into a Short-Term Spectrum Manager Lease Agreement (the “Spectrum Lease Agreement”) that will become effective at the Closing relating to spectrum that is in the Seller network but will not be sold to Buyer at Closing (the “Leased Spectrum”). The Spectrum Lease Agreement will provide Buyer with an exclusive one-year license to use the Leased Spectrum for the purpose of providing continued, uninterrupted service to subscribers of Seller who become subscribers of Buyer. No additional consideration beyond the consideration payable pursuant to the Purchase Agreement is required to be paid by Buyer in connection with the lease of certain spectrum pursuant to the Spectrum Lease Agreement. Buyer shall be responsible for paying all required FCC regulatory fees and taxes arising out of Buyer’s operation of the Leased Spectrum.

Put/Call Agreement

Concurrently with the execution of the Purchase Agreement, Buyer and numerous FCC-license holding Seller affiliates (the “PCA Seller Affiliates”) have entered into a Put/Call Agreement (the “Put/Call Agreement”) pursuant to which, subject to the terms of the Put/Call Agreement, (i) the PCA Seller Affiliates have the right to require Buyer to purchase certain spectrum licenses relating to the 600 MHz band held by the PCA Seller Affiliates, and (ii) Buyer has the right to require the PCA Seller Affiliates to sell this same spectrum to Buyer, in each case, for an agreed upon purchase price in the aggregate of approximately $106M. The term of the Put/Call Agreement will run from its effective date to the date that is one year from the Closing or, if later, the date of certain specified events relating to the Designated Entities. The put right of the PCA Seller Affiliates is subject to certain conditions in the event such put right is exercised prior to consummation of the transfer of the Designated Entity Spectrum Licenses pursuant to the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit Number	Description of Exhibits
2.1*	Securities Purchase Agreement, dated as of May 24, 2024, among Telephone and Data Systems, Inc., United States Cellular Corporation, USCC Wireless Holdings, LLC and T-Mobile US, Inc.*

104

Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits, schedules and similar attachments have been omitted; exhibits, schedules and other attachments will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEPHONE AND DATA SYSTEMS, INC.

Date:	May 28, 2024	By:	/s/ Vicki L. Villacrez
Vicki L. Villacrez
Executive Vice President and Chief Financial Officer